EXHIBIT 10.18


December 17, 1999



Mr. James D. Calaway
Edge Petroleum Corporation
1111 Bagby, Suite 2100
Houston, Texas 77002

Dear James:

      In connection with your separation from Edge Petroleum Corporation (Company) and in consideration of your service to the Company, the Company agrees to the terms, conditions and mutual undertakings contained in this Letter Agreement concerning your election to resign from employment effective as of January 3, 2000.

1.    CASH COMPENSATION AND MEDICAL AND DENTAL COVERAGE

A.    CASH COMPENSATION

      As soon as reasonably practical after December 17, 1999, but not before January 3, 2000, provided the payment is seven days after you execute and return this Letter Agreement to the Company, the Company will pay you a lump sum amount equal to the sum of (i) $200,000 plus (ii) $17,692.31 representing accrued unused vacation pay for the calendar year 2000. Such lump sum payment will be subject to all applicable federal and FICA withholding taxes. In addition any amounts owing to the Company at the time of such payment shall be netted from such final lump sum amount.

      Commencing on the last business day of January, 2000 and thereafter on the last business day of each succeeding calendar month in 2000 the Company shall pay you an amount equal to 1/12 (one twelfth) of $150,000 or $12,500. Such payment shall be subject to all applicable federal and FICA withholding taxes.

B.    MEDICAL AND DENTAL
      Beginning January 2000 and continuing for thirty-six (36) months thereafter, the Company will pay on your behalf the medical and dental insurance coverage for Elaine Calaway under the terms of the Company's medical and dental plans available to you on December 31, 1999, pursuant to COBRA. The cost of such coverage is $235.91 per month or $8,492.76 in total over the 36-month term. Also, beginning January 2000, continuing for eighteen (18) months, the Company will pay on your behalf the medical and dental insurance for yourself and your children (Caroline and Katherine) under the terms of the Company's medical and dental plans available to you on December 31, 1999 pursuant to COBRA. The cost of said coverage is $480.21 per month before your required employee dependent care contribution amount of $61.08 per month. The Company will pay the full coverage amount on your behalf and deduct your required contribution for dependent care coverage of $61.08 for 18 months, or $1,099.44, from the lump sum cash compensation amount, paragraph 1.(a)(i) above. For the eighteen (18) following months, for which COBRA is not available, the Company will pay to you monthly beginning the last business day of January 2000 and thereafter on the last business day of each succeeding month in 2000 an amount equal to one-twelfth (1/12) of the sum of (i) $419.13 times 18 or $7,544.34 plus (ii) a tax gross-up of 28% or $2,112.42 plus (iii) $5,343.24 for a total of $15,000. Thus, the total monthly payment to you
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      (including the monthly amount in paragraph 1.(a) above) during 2000 before any applicable taxes, would be 1/12 of $165,000 or $13,750.

      2.    LIFE INSURANCE AND AD&D

Your term life insurance coverage of $2,000,000 will continue to be paid by the Company until January 3, 2003. The premiums for such coverage are $3,155 per year and the Company will also pay any increases in such premiums during such period.

You will have a 31-day period after January 3, 2000, to exercise the conversion options for your group life insurance and AD&D, according to the terms and conditions in effect at that time. It will be your responsibility and at your expense to complete the conversion process if you so desire.

      3.    STD/LTD

Short-term and long-term disability coverage is not in effect after your separation date of January 3, 2000.

      4.    STOCK OPTIONS

All of the Company stock options you hold as of December 17, 1999 (options on 116,940 shares of Company stock) will be converted effective January 3, 2000, to 70,200 new options exercisable at $7.0625 per share which options will vest one-half on June 1, 1999 and one-half on January 3, 2000. All such vested options (together with the old options you hold covering 48,922 shares at an exercise price of $4.09) to the extent not theretofore exercised, will remain exercisable following December 16, 1999 as if you had continued in employment until the expiration of the applicable 10-year term of the options.

      5.    RESTRICTED STOCK AWARD

93,552 shares of presently unvested Restricted Stock granted to you by the Company pursuant to Section 2(b)(x) of your Employment Agreement (hereinafter defined) with the Company shall be fully vested and non-forfeitable as of January 3, 2003. You will be responsible for remitting to the Company by certified or cashier's check contemporaneous with receipt by you of the payment in paragraph 1.(a)(i) and (ii) above, the applicable FICA and withholding taxes due (29.45% federal withholding rate) by reason of the vesting of such Restricted Stock. Should you fail to make such payment, you authorize the Company to withhold same from any amounts due you under this Letter Agreement, and such Restricted Stock will remain unvested until the withholding and FICA taxes are collected from you.

      6.    REIMBURSEMENT OF CERTAIN EXPENSES CHARGED TO COMPANY

Prior to December 31, 1999, you shall reimburse the Company all cash advances and expenses charged to the Company relating to your recent trip abroad in connection with your board membership on Frontera Corporation, as well as all charges for any personal and vacation-related expenses charged to the Company while on such trip or otherwise. Should you fail to make such payments, you hereby authorize the Company to withhold same, plus any other amounts you may owe the Company, from amounts due you under this Letter Agreement.

      7.    REIMBURSEMENT  OF ESSEX II

Prior to December 31, 1999, you shall reimburse Essex Royalty Joint Venture II $4,800 relating to certain overpayments made to you on the Paris and Corsica Prospect in connection with ORRI's you sold to Essex Royalty Joint Venture II in such prospects. The Company is the managing partner of Essex Royalty Joint Venture II and has a fiduciary duty to collect the amount owed on behalf of the joint venture. Should you fail to make such payments, you hereby authorize the Company to withhold same from amounts due you under this Letter Agreement.

      8.    PAYMENT OF JOINT INTEREST BILLINGS
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Prior to December 31, 1999, you shall pay the Company all outstanding JIB amounts owed by you or KCP Interests Inc. Should you fail to make such payments, you hereby authorize the Company to withhold same from amounts due you under this Letter Agreement. The Company reserves the right to net any future JIB's against amounts owed you if such JIB's are not timely paid .

      9.    1999 BONUS

As soon as practical after the end of 1999 you will be paid a bonus, if any, based on the Company's determinations of its performance based on the performance criteria discussed in the employee-wide meeting on May 21, 1999, with a bonus range of -0- to 90%, with a targeted bonus of 45%, as determined by the Chairman & CEO.

      10.   EXPENSE REPORT

Any remaining corporate expenses incurred by you that have not been reimbursed must be turned in using the standard Company Travel and Entertainment Expense Form no later than December 31, 1999 in order to be considered for reimbursement. There shall be no usage of your Corporate American Express credit card from the date of signing this agreement forward.

      In consideration of the Company's agreement to provide the benefits, payments, and other items described above, the receipt and sufficiency of which are hereby acknowledged:

      (a) You hereby release and forever discharge the Company and its parents, subsidiaries and affiliates, and their officers, directors, agents, servants, employees, consultants, attorneys, representatives, successors, assigns, and insurers from any and all damage, losses, causes of action, expenses, demands, liabilities, and claims on behalf of yourself, your heirs, executors, administrators, and assigns with respect to all matters relating to the Company or your employment with the Company and you hereby accept the cash payments, benefits, and other items described herein in full settlement of all such damages, losses, causes of action, expenses, demands, liabilities, and claims you now have or may have with respect to such matters; provided, however, that, notwithstanding the foregoing release and discharge, you shall retain all rights to (1) coverage, if any, under directors' or officers' fiduciary errors and omissions and other liability insurance policies that by their terms would apply to your acts or omissions while serving the Company, its subsidiaries and affiliates and their respective officers, directors, agents, servants, employees, consultants, attorneys, representatives, successors and assigns, (ii) you and your dependents rights to payment, coverage, benefits and other protections in the Company's medical and dental plans as set forth herein, (iii) your rights under the Company's Employees' Savings and Profit Sharing (401K) Plan Trust, and (iv) your rights under this Agreement.

                  This release includes, but is not limited to, claims arising under the Age Discrimination in Employment Act, the Older Workers' Benefit Protection Act, Title VII of the Civil Rights Acts of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act, the Texas Labor Code, any state or federal statue, regulation or common law pertaining to "whistleblowers," any claims for breach of contract, tort or personal injury of any sort, and any claim under any other state or federal statute or regulation, in equity or at common law. Further, by accepting the payments described in this Agreement, you agree not to sue the Company or the related persons and entities described above on account of any matters released hereby. You affirm and agree that your employment relationship has ended on your separation date, January 3, 2000, and you withdraw unequivocally, completely, and finally from your employment, you resign all positions, titles, responsibilities, and authority as an officer, director or employee of the Company and its affiliates, and waive all rights in connection with such relationship except to vested benefits and the payments and benefits described in this Agreement. You agree that you will not seek and are not eligible for re-employment with the Company. You agree that this Agreement is valid, fair, adequate and reasonable, was with your full knowledge and consent, and was not procured through fraud, duress, or mistake. You shall have forty-five days to decide whether to sign the Agreement and be bound by its terms. You shall have the right to revoke or cancel it within seven days after you have signed it. This cancellation or revocation can be accomplished by delivery of a written notification to me. In the event that this Agreement is canceled or revoked, the Company shall have no obligation to furnish the payments and benefits described, except for any rights under the Company's Savings and Investment (401K) Plan, stock option plans, and other benefit plans that are vested as of your separation date, January 3, 2000, and the Employment Agreement (defined below) will remain in effect. Notwithstanding the revocation letter, your termination of employment shall nevertheless remain effective, including your resignation as both a member of the Company's Board of Directors and an officer of the Company or its affiliates. You acknowledge that you have been advised in writing to consult with an attorney prior to signing this Agreement and have had an adequate opportunity to seek advice of your own choosing. You acknowledge that you have read this Agreement, have had an opportunity to ask questions and have it explained to you and that you understand that this Agreement will have the effect of knowingly and voluntarily waiving and releasing any action you might pursue, including breach of contract, personal injury, retaliation, discrimination on the basis of race, age, sex, national origin, or disability and any other claims arising prior to the date of this Agreement, including any claims under the Employment Agreement between the Company and you dated as of February 25, 1997 (Employment Agreement).


      (b) You agree to hold for the benefit of the Company all secret or confidential information or data relating to the Company or any of its affiliates, and their respective businesses, which shall have been obtained by you during your employment by the Company or any of its affiliates and which shall not be or become public knowledge (other than acts by you or representatives of you in violation of this Agreement or the other terms and conditions of your employment by the Company). You agree that you will not, without the prior written consent of the Company or as may be otherwise required by law or legal process, communicate or divulge any such secret or confidential information or data relating to the Company or any of its affiliates and their respective businesses to anyone other than the Company and those designated by it.

(c) You hereby agree for the period commencing January 3, 2000 and ending June 30, 2000 you will provide to the Company your best reasonable efforts as an independent contractor and not as an employee to cause to sell the Company's stock ownership in Frontera Corporation. The minimum price the Company will accept for such stock is $3.9mm cash. As compensation for your services in selling such stock, you will receive a commission based on the excess of the sale price over $3.9 mm, as follows:

                  25% of excess over $3.9mm up to $4.0mm
                  30% of amount between $4,000,001 and $4,500,000
                  40% of amount over $4,500,001
                  (There will be no commission if the sale price is $3.9mm or less.)

      You will be responsible for paying for any travel or other business expenses related to your efforts to sell such stock, and the Company will not reimburse you for same. This arrangement shall be on an exclusive basis with you through March 1, 2000 so that regardless of whether the Company's stock in Frontera is sold through your efforts or the Company's efforts, you will receive the commission compensation stated above as long as such stock is sold or an arrangement to sell such stock is entered into prior to March 1, 2000. After March 1, 2000 this arrangement shall no longer be exclusive, and the Company shall be free to make other arrangements to sell such stock without owing you a commission, except that if the Company consummates a sale with a potential buyer who you contacted prior to June 30, 2000 and with respect to whom you advised the Company in writing prior to June 30, 2000, you shall nevertheless be entitled to receive the above commission, if any, based on the closing price of such sale.

      The purpose of the arrangements described in this Agreement is to arrive at a mutually agreeable and amicable basis upon which to separate your employment with the Company. You and the Company agree to refrain from any criticisms or disparaging comments about each other or in any way relating to your employment with or separation from the Company, except in the context of any disclosure or examination necessary in connection with the enforcement of your rights under this Agreement or as may be required by law or judicial process. Furthermore,
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you agree that you have returned or will return immediately, any proprietary or confidential information or documents relating to the business and affairs of the Company and its affiliates, together with all Company property, including office keys, security cards, building/garage passes and corporate American Express card.

      You further agree that the existence and all terms of this Agreement shall be kept strictly confidential and that any disclosure to anyone for any purpose whatsoever (save and except disclosure to your spouse, to financial institutions as part of a financial statement, to immediate family members and/or heirs, to financial, tax and legal advisors, disclosure necessary in connection with the enforcement of your rights under this Agreement or as may be required by law, regulation or judicial process; in the event confirmation of any such information is requested, the request should be directed to the chief financial officer of the Company) by you or your agents, representatives, heirs, children, spouse, employees or spokespersons shall be a breach of this Agreement. In the event that either party feels that the other has breached any provision of this Agreement or the attachment, that party shall give the other written notice and the parties shall endeavor in good faith for not less than 20 days after such notice to resolve the alleged breach prior to exercising or seeking any other remedy.

      This agreement constitutes the entire agreement between the parties hereto with respect to the subject hereof and shall supersede any prior agreements, negotiations or undertakings between the parties hereto, whether written or oral, relating to the subject hereof. Furthermore, this Agreement represents, collectively, the final Agreement among the parties thereto and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of such parties. There are no unwritten oral agreements among such parties.

      By signing in the space below, you and the Company evidence your consent and agreement to all of the terms and conditions hereof.

                                          Very truly yours,



                                          John W. Elias
                                          Chairman & CEO of
                                          Edge Petroleum Corporation

AGREED TO AND ACCEPTED

this _____ day of December, 1999.

_______________________________
James D. Calaway